Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	July 18, 2011
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS INCREASED 2nd QUARTER SALES AND

EARNINGS

(Sunbury, PA) –Weis Markets, Inc. (NYSE:WMK) today reported its second quarter sales increased 3.5% to $676.7 million compared to $653.7 million in 2010, while its comparable store sales for the period increased 5.1%.

For the thirteen-week period ending June 25, 2011, the Company's net income increased 0.9% to $20.7 million compared to the $20.5 million in 2010 while earnings per share increased to $.77 per share compared to $.76 in 2010.

The Company attributed its sales increases to grand openings in three key markets, successful sales building programs, operational improvements at store level and improved administrative expense management.

"One year ago, we generated record earnings in the second quarter when our company posted a 35% increase in net income. We have now improved upon those results while posting strong sales and comparable store sales gains," said Weis Markets' President and CEO David J. Hepfinger. "We continue to invest in our growth through the upgrade of our store base and disciplined sales building programs which have helped us achieve our results. We also continue to benefit from improved productivity and efficiencies at store and distribution levels."

Year to Date
For the 26-week period ending June 25, 2011, Weis Markets' sales increased 1.4% to $1.34 billion while its comparable stores increased 2.8%. Year to date net income is up 3.7% while earnings per share increased 3.5% to $1.46 per share.

About Weis Markets
Weis Markets currently operates 163 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com or go to www.facebook.com/WeisSuperMarket.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Second Quarter - 2011

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 25, 2011	June 26, 2010	(Decrease)
Net Sales	$676,660,000	$653,677,000	3.5%
Income Before Taxes	32,641,000	32,769,000	(0.4%)
Provision for Income Taxes	11,940,000	12,260,000	(2.6%)
Net Income	$20,701,000	$20,509,000	0.9%
Weighted Average
Shares Outstanding	26,898,000	26,899,000	(1,000)
Basic and Diluted
Earnings Per Share	$0.77	$0.76	$0.01

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 25, 2011	June 26, 2010	(Decrease)
Net Sales	$1,336,114,000	$1,317,932,000	1.4%
Income Before Taxes	61,984,000	60,040,000	3.2%
Provision for Income Taxes	22,683,000	22,149,000	2.4%
Net Income	$39,301,000	$37,891,000	3.7%
Weighted Average
Shares Outstanding	26,898,000	26,899,000	(1,000)
Basic and Diluted
Earnings Per Share	$1.46	$1.41	$0.05